Exhibit 10.1

Form of Compensatory Award to Non-employee Directors

1.    Compensatory Award. Upon the recommendation of the Compensation Committee and the action of the Board of Directors, Hill International, Inc. (the “Company”) hereby grants, effective as of August 16, 2006, to ____________ (“Grantee”), a non-employee director of the Company, the following items of compensation for his service on the Board of Directors:

(a)    an annual director’s fee of $20,000 payable quarterly;

(b)    in the case of the Audit Committee Chairman, an additional $4,500 annual payment, and in the case of the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee, each an additional $2,000 annually;

(c)    6,000 shares of common stock of the Company; and

(d)    non-qualified stock options on 5,000 shares of the Company’s common stock, with an exercise price to be the closing price at the close of trading on August 16, 2006, issued pursuant to the 2006 Employee Stock Option Plan. The option grants shall vest immediately and each stock option will terminate five years from the date of the grant.

2.    Award Not to Create Board Entitlement. The Award granted hereunder shall not confer upon Grantee any right to continue on the Board.

3.    Miscellaneous.

(a)    The address for Grantee to which notice, demands and other communications are to be given  or delivered under or by reason of the provisions hereof shall be the Grantee’s address as  reflected in the Company’s records.

(b)    This Award and all questions relating to its validity, interpretation, performance and  enforcement shall be governed by and construed in accordance with the laws of the State of New  Jersey.

HILL INTERNATIONAL, INC.

By: _______________________
Title: Chairman and CEO

Accepted:

_____________________
[Name of Director]